Exhibit 10.3(d)

EXECUTION COPY

AMENDED AND RESTATED
CENTURYTEL, INC.
SUPPLEMENTAL DEFINED BENEFIT PLAN

CenturyTel, Inc., previously Century Telephone Enterprises, Inc., hereby amends and restates its Supplemental Defined Benefit Plan (“Plan”), effective January 1, 2005 to bring the Plan into compliance with Code §409A and to make certain technical amendments to the Plan.

I.     Purpose of the Plan

1.01    This Plan is intended to provide CenturyTel, Inc. and its subsidiaries a method for attracting and retaining key employees; to provide a method for recognizing the contributions of such personnel; and to promote executive and managerial flexibility, thereby advancing the interests of CenturyTel, Inc. and its stockholders. In addition, the Plan is intended to provide to a select group of management and highly compensated employees a more adequate level of retirement benefits in combination with CenturyTel, Inc.'s general retirement program. The Plan is not intended to constitute a qualified plan under Code Section 401(a) and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of ERISA. The Plan is intended to comply with Code §409A.

II.    Definitions

As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01    "ACTUARIAL EQUIVALENT" shall mean the amount of pension of a different type or payable at a different age that has the same value as computed by the actuary on the same basis as that prescribed in Section 2.2 of the Retirement Plan.

2.02    "BENEFIT YEARS" shall mean Years of Credited Service for benefit accrual purposes as determined under Section 2.46 of the Retirement Plan.

2.03    "BOARD OF DIRECTORS" shall mean not less than a quorum of the whole Board of Directors of the CenturyTel, Inc..

2.04    “CHANGE IN CONTROL” shall mean the occurrence of any of the following, each of which shall constitute a "Change in Control": (i) the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the common stock, $1.00 par value per share (the "Common Stock"), of CenturyTel, Inc., or 30% or more of the combined voting power of CenturyTel, Inc.'s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this sub-item (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under sub-item (iii) hereof) of Common Stock directly from CenturyTel, Inc., (b) any acquisition of Common Stock by CenturyTel, Inc. or its subsidiaries, (c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by CenturyTel, Inc. or any corporation controlled by CenturyTel, Inc., or (d) any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under sub-item (iii) hereof; or (ii) individuals who, as of January 1, 2006, constitute the Board of Directors of CenturyTel, Inc. (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by CenturyTel, Inc.'s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent Board; or (iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of CenturyTel, Inc., or sale or other disposition of all or substantially all assets of CenturyTel, Inc. (a "Business Combination"); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination: (a) the individuals and entities who were the beneficial owners of CenturyTel, Inc.'s outstanding Common Stock and CenturyTel, Inc.'s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the "Post-Transaction Corporation"), and (b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either CenturyTel, Inc., the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such corporation, and (c) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or (iv) approval by the shareholders of CenturyTel, Inc. of a complete liquidation or dissolution of CenturyTel, Inc. For purposes of this Section 2.04, the term "person" shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that "person" shall not include an underwriter temporarily holding a security pursuant to an offering of the security."

2.05    “CODE” shall mean the Internal Revenue Code of 1986, as amended.

2.06    "COMMITTEE" shall mean three or more members of the Board of Directors as described in Section 15.01 of the Plan, or the Board if no Committee has been appointed.

2.07    "COMPANY" shall mean CenturyTel, Inc. any Subsidiary thereof, and any affiliate designated by CenturyTel, Inc. as a participating employer under this Plan.

2.08    “DISABLED” OR “DISABILITY” shall mean that, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant is (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer. A Participant will be deemed disabled if determined to be disabled in accordance with the Employer’s disability program, provided that the definition of disability under such disability insurance program complies with the definition in the preceding sentence. Also, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration.

2.09    "EFFECTIVE DATE" of the original Plan was January 1, 1999 and the Effective Date of this Amended and Restated Plan shall be January 1, 2005.

2.10    “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

2.11    "EMPLOYER" shall mean CenturyTel, Inc., any Subsidiary thereof, and any affiliate designated by CenturyTel, Inc. as a participating employer under this Plan.

2.12    "FINAL AVERAGE PAY" shall mean a participant's Final Average Compensation as determined under Section 2.24 of the Retirement Plan, without taking into account the limitations contained in Sections 2.14(d) and 5.7 thereof.

2.13    "NORMAL RETIREMENT DATE" shall mean the first day of the month coincident with or next following a Participant's 65th birthday.

2.14    "PARTICIPANT" shall mean any officer of the Employer who is granted participation in the Plan in accordance with the provisions of Article III.

2.15    "PLAN" shall mean the Amended and Restated CenturyTel, Inc. Supplemental Defined Benefit Plan.

2.16    “RETIREMENT PLAN” shall mean the CenturyTel Retirement Plan.

2.17    "SOCIAL SECURITY COVERED COMPENSATION" shall mean the amount determined pursuant to Section 2.41 of the Retirement Plan.

2.18    “SPECIFIED EMPLOYEE” shall mean a Participant who is a key employee (as defined in Code §416(i) and the regulations thereunder without regard to Code §416(i)(5)) of the Company if any of its stock is publicly traded on an established securities market or otherwise as of the Participant’s separation from service. A Participant is a key employee if the Participant meets the requirements of Code §416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending on any December 31 identification date.

2.19    "SUBSIDIARY" shall mean any corporation in which CenturyTel, Inc. owns, directly or indirectly through subsidiaries, at least fifty percent (50%) of the combined voting power of all classes of stock.

III.   Participation

3.01    Any employee who is either one of the officers of the Company in a position to contribute materially to the continued growth and future financial success of the Company, or one who has made a significant contribution to the Company's operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)  The officer is employed on a full-time basis by the Company and is compensated by a regular salary; and

(b)  The coverage of the officer is duly approved by the Committee.

3.02     If a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in the Plan unless the coverage of the officer is again duly approved by the Committee.

3.03     It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees, as determined by the Committee.

IV.      Normal Retirement

4.01    Subject to the provisions of Articles XII and XIII, the monthly retirement benefit payable to a Participant shall commence on his Normal Retirement Date and shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(i) and (a)(ii) of the Retirement Plan computed without taking into account the limitations contained in Sections 2.14(d) and 5.7 thereof over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(iii) of the CenturyTel Retirement Plan, if any.

V.    Late Retirement

5.01    If a Participant remains employed beyond his Normal Retirement Date, his late retirement benefit shall commence on the first day of the month coincident with or next following his actual date of separation from service, subject to the provisions of Articles XII and XIII.

5.02    A Participant's late retirement benefit shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(i) and (ii) and 6.3 of the Retirement Plan, computed without taking into account the limitations contained in Section 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Sections 6.1(a)(iii) of the Retirement Plan, if any.

VI.   Early Retirement

6.01    A Participant who has attained age 55, and who has completed 5 or more Years of Service, is eligible for early retirement. An eligible Participant's early retirement benefit shall commence on the first day of the month coincident with or next following the date he terminates employment, subject to the provisions of Articles XII and XIII.

6.02    A Participant's early retirement benefit shall be the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(i) and (ii) and 6.2 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Sections 6.1(a)(iii) of the Retirement Plan, if any.

VII.    Disability

7.01    A Participant who becomes Disabled prior to retirement or termination of service will be entitled to a disability benefit equal to the excess, if any, of the sum of the amounts determined pursuant to Sections 6.1(a)(i) and (ii) and 6.4 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Sections 6.1(a)(iii) of the Retirement Plan, if any.

7.02    A Participant’s disability benefit shall commence on his Normal Retirement Date, provided that if the Participant’s Disability was caused by or contributed to by mental disorders or medical or surgical treatment of mental disorders, his disability benefit shall commence on the later of his 55th birthday or 2 years after he became mentally Disabled, subject to the provision of Articles XII and XIII.

VIII.   Death Benefit for Spouse

8.01    A spouse of a Participant shall be entitled to a benefit computed in accordance with Section 8.02 if the Participant dies before the Annuity Starting Date as defined in the Retirement Plan and if the requirements of (a) and (b) below are satisfied:

(a)  the Participant had earned a nonforfeitable right to benefits under the Retirement Plan, and

(b)  the Participant was legally married to the surviving spouse at death and was so married for the year preceding death.

8.02    The monthly death benefit payable to the spouse of a Participant shall be the excess of an amount determined pursuant to Section 6.1(a)(i) and (ii) of the Retirement Plan, computed without taking into account the limitations contained in Section 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Section 6.1(a)(iii) of the Retirement Plan, if any. The benefit payable to a spouse who qualifies for a spouse’s benefit under Section 8.01 shall be further reduced as follows:

(a)  If at death the Participant is age 55 or over, or actively employed by the Company with 30 or more Years of Service under the Retirement Plan, the benefit of the spouse shall be the amount payable to the spouse as beneficiary of the survivor annuity portion of the joint and survivor annuity under Section 11.01 with respect to the Participant, determined as though the Participant had retired on the first day of the month in which death occurs. On the death of a Participant with 30 or more Years of Service under the Retirement Plan before age 55, the Participant shall be assumed to be age 55 for purposes of this subparagraph (a).

(b)  If the Participant does not meet the requirements of (a) above, at death, the benefit of the spouse shall be the amount payable to the spouse as beneficiary under the survivor annuity portion of the joint and survivor annuity under Section 11.01 with respect to the Participant, determined as though the Participant had separated from service on the date of death, if not already separated, and had survived until age 55.

8.03    Subject to the provisions of Articles XII and XIII, benefits for a spouse under Section 8.02(a) shall commence as of the last day of the month following the first day of the month coinciding with or following the date of death of the Participant, and benefits under Section 8.02(b) shall commence on the last day of the month following the first day of the month coinciding with or following the later of the date of death of the Participant or the date on which the Participant would have attained age 55, subject to the provisions of Articles XII and XIII.

8.04    If a Participant has no surviving spouse at the date of his or her death, no death benefit shall be paid under this Plan.

IX.   Reemployment

9.01    If a Participant who retired or otherwise terminated employment for any reason and commenced receiving benefits under the Plan is later rehired by the Company, benefit payments shall continue as if the Participant had not been rehired. If the Participant is again approved for coverage by the Committee under Section 3.02, the Participant’s benefits upon his subsequent retirement or termination of employment for any reason shall be determined as follows:

(a)  If a Participant retires on his Normal Retirement Date, the monthly retirement benefit shall be determined pursuant to Article IV, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(b)  If a Participant remains employed beyond his Normal Retirement Date, the late retirement benefit payable to a Participant upon his late retirement shall be determined pursuant to Article V, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(c)  If a Participant retires prior to his Normal Retirement Date and is eligible for early retirement according to Section 6.01, the early retirement benefit payable to a Participant shall be determined pursuant to Section 6.02, reduced by the Actuarial Equivalent of the benefit payments the Participant previously received.

(d)  The benefit payable under paragraphs (a) through (c) above shall not be less than the amount he received from his previous retirement or from his previous termination of employment for any reason.

(e)  The benefit payable under paragraphs (a) through (c) shall be in the same form as the Participant was receiving.

X.   Termination of Service; Change in Control

10.01  If a Participant voluntarily or involuntarily separates from service prior to death, disability or retirement, he shall be entitled only to his vested accrued benefits at the time of termination and shall be vested in such accrued benefits in accordance with the following schedule:

Years of Service	Vested
less than 5	0%
5 or more	100%

10.02  A Participant's vested accrued benefit shall be equal to the excess of an amount determined pursuant to Sections 6.1(a)(i) and (ii) and 6.6 of the Retirement Plan, computed without taking into account the limitations contained in Sections 2.14(d) and 5.7 thereof, over the amount so determined taking into account such limitations; the resulting benefit shall be further reduced by the amount determined pursuant to Sections 6.1(a)(iii) and 6.6 of the Retirement Plan, if any. Payment of the amount so determined shall commence on the first day of the month following the Participant’s 55th birthday, subject to the provisions of Articles XII and XIII. Nonvested accrued benefits shall be forfeited.

10.03  (a)  Notwithstanding anything to the contrary in this Plan or in any applicable law or regulation, upon the earlier of (i) the occurrence of a Change in Control, (ii) the date that any person or entity submits an offer or proposal to the Company that results in or leads to a Change in Control (whether by such person or any other person) or (iii) the date of the public announcement of a Change in Control or an offer, proposal or proxy solicitation that results in or leads to a Change in Control (whether by the person or entity making such announcement or any other person) (the earliest of such dates being hereinafter referred to as the "Effective Date"), the Accrued Benefit of each Participant (other than any Participant whose service as an employee was terminated prior to full vesting of his Accrued Benefit under Section 10.01) and the benefits conferred under this Section shall automatically vest and thereafter may not be adversely affected in any matter without the prior written consent of the Participant. Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control any Participant who is then employed by The Company or its subsidiaries ("Active Participants") shall have an irrevocable right to receive, and the Company shall be irrevocably obligated to pay, a lump sum cash payment in an amount determined pursuant to this Section if during a period commencing upon the Effective Date and ending on the third anniversary of the occurrence of the Change in Control, the Active Participant voluntarily or involuntarily separates from service (“Termination”). The lump sum cash payment payable to Active Participants under this Section (the "Lump Sum Payment") shall be paid on the first day of the month following the date of Termination, subject to the provisions of Articles XII and XIII.

(b)  The amount of each Lump Sum Payment shall be determined as follows:

(i)  With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is eligible as of the date of Termination to receive benefits under Articles IV or V of this Plan, the Lump Sum Payment shall equal the Present Value (as defined below) of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Termination in accordance with Articles IV or V of this Plan (assuming such benefits are paid in the form of a lifetime annuity), based upon such participant's Final Average Pay, Social Security Covered Compensation and Benefit Years as of the date of Termination, after giving effect to the terms of subsection (b)(iv) below.

(ii)  With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is not eligible as of the date of Termination to receive benefits under Articles IV, V or VI of this Plan, the Lump Sum Payment shall equal the product of (A) the Present Value, calculated as of age 65, of the stream of payments to which such Participant would have otherwise been entitled to receive at age 65 in accordance with the terms of this Plan based on the same assumptions and terms set forth in subsection (b)(i) above, multiplied times (B) such discount factor as is necessary to reduce the amount determined under subsection (b)(ii)(A) above to its Present Value, it being understood that in calculating such discount factor, no discount shall be applied to reflect the possibility that such Participant may die prior to attaining age 65.

(iii)  With respect to any Active Participant who, after giving effect to the terms of subsection (b)(iv) below, is eligible as of the date of Termination to receive benefits under Article VI of the Plan, the Lump Sum Payment shall equal the greater of (A) the Present Value of the stream of payments to which such participant would have otherwise been entitled to receive immediately upon Termination in accordance with Article VI of this Plan, based upon the assumptions and terms set forth in subsection (b)(i) above, or (B) the Present Value, calculated as of age 65, of the stream of payments to which such Participant would otherwise be entitled to receive at age 65 in accordance with this Plan, determined in the same manner and subject to the same assumptions and terms set forth in subsection (b)(ii) above.

(iv)  In calculating the Lump Sum Payment due to any Active Participant under this Section, the number of years of Benefit Years of the Active Participant shall be deemed to equal the number of years determinable under the other Sections of this Plan plus three years and the Active Participant's age shall be deemed to equal his actual age plus three years; provided, however, that in no event shall the provisions of this subsection be applicable if the application thereof will reduce the Active Participant's Lump Sum Payment from the amount that would otherwise be payable with the addition of less than three years of service, age or both.

(v)  As used in this Section with respect to any amount, the "Present Value" of such amount shall mean the discounted value of such amount that is determined by making customary present value calculations in accordance with generally accepted actuarial principles, provided that (A) the discount interest rate applied in connection therewith shall equal the interest rate quoted by the Bloomberg Municipal AAA General Obligation 5-Year Index (as of the close of business on the first business day of the calendar quarter in which such present value calculations are made) or, in the event such index is no longer published, any similar index for comparable municipal securities and (B) the mortality table applied in connection therewith shall be the mortality table prescribed by the Commissioner of Internal Revenue under §417(e)(3)(A)(ii)(I) of the Code or any successor table prescribed by such organization.

(c)  Notwithstanding anything to the contrary in this Plan, upon the occurrence of a Change in Control Event as defined in Reg. §1.409A-3(g)(5)(i), each Participant who has already begun to receive periodic payments under this Plan ("Retired Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount equal to the present value of the Participant's future stream of payments which would otherwise be payable under this Plan. The Company shall offer to assist such Participant in purchasing at such Participant's cost an annuity for the benefit of such Participant.

(d)  Notwithstanding anything to the contrary in this Plan, upon the occurrence of Change in Control Event as defined in Reg. §1.409A-3(g)(5)(i), any Participant (other than a Retired Participant) who is then a former employee of the Company or its subsidiaries whose accrued benefit is vested under Section 10.01 ("Inactive Participants") shall have an irrevocable and unconditional right to receive, and the Company shall be irrevocably and unconditionally obligated to pay, a lump sum payment in an amount determined in the manner provided in subsection (b)(ii) or (iii), as applicable; provided, however, that no Inactive Participant will be entitled to the benefits of subsection (b)(iv).

XI.      Form of Benefit Payment

11.01  The normal form of benefit payment for a Participant who is not married on his benefit commencement date is an annuity payable monthly for the lifetime of the Participant or in the case of a Participant who is married on his benefit commencement date, the normal form of benefit payment is an Actuarially Equivalent annuity payable monthly for the lifetime of the Participant and a survivor annuity payable monthly to the spouse (if living) upon the Participant’s death which is 50% of the amount of the amount of the annuity payable during the lifetime of the Participant, in each case payable in accordance with the Company's standard payroll practices with payments commencing as of the first day of the month following the Participant's benefit commencement date.

11.02  A Participant may, before any annuity payment has been made, elect the optional form of payment which is the Actuarial Equivalent of a Participant's basic monthly pension, which shall begin on his benefit commencement date. The optional form of payment is as follows:

Alternative Joint and Survivor Annuity.

(a)  Under an Alternative Joint and Survivor Annuity, a reduced amount shall be payable to the Participant for his lifetime. The beneficiary, whether or not the Participant’s spouse, if surviving at the Participant’s death, shall be entitled to receive thereafter a lifetime survivor benefit in an amount equal to 100% of the reduced amount that had been payable to the Participant. If the beneficiary is not the Participant’s spouse who is entitled to a 50% survivor annuity under Section 11.01, the Participant may elect that the survivor annuity be 50% of the reduced amount payable to the Participant.

(b)  The reduced amount payable to the retired Participant shall be the Actuarial Equivalent of the amount determined under Articles IV, V, VI, VII, VIII or X, as the case may be. The appropriate actuarial factor shall be determined for any Participant and his beneficiary as of the commencement date of the Participant’s benefit.

(c)  If the Participant designates any individual other than his spouse as his beneficiary, the annual amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity shall not be less than 50% of the annual benefit calculated as a single life annuity, and the beneficiary’s survivor annuity under the Alternative Joint and Survivor Annuity shall be reduced to the extent necessary to reflect any adjustment required by this paragraph (c) in the amount of the Participant’s annuity under the Alternative Joint and Survivor Annuity.

11.03  Notwithstanding any other provision of the Plan, each Inactive Participant as of November 17, 2005 shall have the following options, which he must exercise no later than December 15, 2005, so that a cash payment (if elected) can be distributed to the Participant prior to 2006:

Option 1: Receive a single sum payment in 2005 of the Actuarial Equivalent present value of the Participant’s accrued benefit under the Plan, or

Option 2: Retain the Participant’s accrued benefit under the Plan, as amended to comply with Code Section 409A.

XII.     Acceleration of Payments.

12.01  Notwithstanding any other provision of this Plan, if the single sum value of the Participant’s, Beneficiary’s or Spouse’s benefit is $10,000 or less, such amount shall be paid in one lump sum to the person entitled to payment on the date the first annuity payment would otherwise be paid under this Plan. Such payment is mandatory.

12.02  If at any time the Plan fails to meet the requirements of Code §409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code §409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

12.03  If the Plan receives a domestic relations order as defined in Code §414(p)(1)(B) and ERISA §206(d)(3)(B)(ii), the Committee shall accelerate the time or schedule of a payment to an individual other than the Participant in order to fulfill such order, provided that the provisions of ERISA §206(d)(3)(C) through (F) shall apply as if this Plan were governed by Part 2 of Title I of ERISA.

12.04  The Committee shall accelerate the time or schedule of a payment under the Plan as may be necessary to comply with a certificate of divestiture as defined in Code §1043(b)(2).

XIII.    Delay of Payments

13.01  A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)  Notwithstanding any other provision hereof, payments shall commence upon separation from service of a Specified Employee for reasons other than death or Disability on the date that is the first day of the seventh month following the date of the Specified Employee’s separation from service (or, if earlier, the date of death of the Specified Employee). On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his estate or Spouse, as the case may be, shall be paid the amount to which he normally would be entitled on such date plus the amounts which would have been previously paid to him but for the fact that he was a Specified Employee. Nevertheless, for all other purposes of this Plan, the payments shall be deemed to have commenced on the date they would have had the Participant not been a Specified Employee.

(b)  Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Company on account of termination of employment for reasons other than death if he would not be counted as having experienced a termination of employment under Reg. §1.409A-1(h)(1)(i) or under the 20% safe harbor rule for employees or the 50% safe harbor rule for nonemployees under Reg. §1.409A-11(h)(1)(ii).

(c)  Payments that would violate loan covenants or other contractual terms to which the Company is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).

(d)  Payment where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(e)  Payments the deduction for which the Company reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(f)  Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XIV.   Additional Restrictions on Benefit Payments

14.01  In no event will there be a duplication of benefits payable under the Plan because of employment by more than one participating Employer.

XV.    Administration and Interpretation

15.01  The Plan shall be administered by the Board of Directors through a Committee which shall consist of three or more members of the Board of Directors of the Company. No individual who is or has ever been a member of the Committee shall be eligible to be designated as a Participant or receive payments under this Plan. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan. The Board may from time to time appoint additional members of the Committee or remove members and appoint new members in substitution for those previously appointed and to fill vacancies however caused.

15.02  The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan, except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan.

XVI.    Nature of the Plan

16.01  Benefits under the Plan shall generally be payable by the Company from its own funds, and such benefits shall not (i) impose any obligation upon the trust(s) of the other employee benefit programs of the Company; (ii) be paid from such trust(s); nor (iii) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Company. Participants have only an unsecured right to receive benefits under the Plan from the Company as general creditors of the Company. The Company may deposit amounts in a trust established by the Company for the purpose of funding the Company's obligations under the Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of the trust, and the assets of the trust shall be subject to the payment of claims of general creditors of the Company upon the insolvency or bankruptcy of the Company, as provided in the trust.

XVII.  Employment Relationship

17.01  An employee shall be considered to be in the employment of the Company and its subsidiaries as long as he remains an employee of either the Company, any Subsidiary of the Company, or any corporation to which substantially all of the assets and business of the Company are transferred. Nothing in the adoption of this Plan nor the designation of any Participant shall confer on any employee the right to continued employment by the Company or a Subsidiary of the Company, or affect in any way the right of the Company or such Subsidiary to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment, and the cause, notice or other circumstances of such termination, shall be determined by the Committee, and its determination shall be final.

XVIII.  Amendment and Termination of Plan

18.01  The Company may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

(a)  Within 12 months of a corporate dissolution of the Company taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)  Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Reg. §1.409A-3(g)(5)(i)), if all substantially similar arrangements sponsored by the Company are terminated.

(c)  In the Company’s discretion, provided that: (1) all arrangements sponsored by the Company that would be aggregated with the Plan under Reg. §1.409A-1(c) if the same employee participated in all of the arrangements are terminated; (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) the Company does not adopt a new arrangement that under Reg. §1.409A-1(c) that would be aggregated with the Plan if the same service provider participated in both arrangements, at any time within five years following the date of termination of the Plan.

(d)  Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

18.02  The Company shall amend the Plan as necessary to comply with final regulations issued under Code §409A and may amend the Plan in any other manner that does not cause adverse consequences under such Code Section or other guidance from the Treasury Department or IRS, provided that no amendments shall divest otherwise vested rights of Participants, their beneficiaries or spouses.

XIX.   Binding Effect

19.01  This Plan shall be binding on the Company, each Subsidiary, and any affiliate designated by the Company as a participating employer under this Plan, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a participating affiliate are transferred.

XX.     Construction

20.01  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof', "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

20.02  Any provision of the Plan that would cause a violation of Code §409A, if followed, shall be disregarded.

XXI.   Demand For Benefits

21.01  Benefits upon termination of employment shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary's address and Social Security Number (and evidence of death of the Participant, if needed). Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits with the Committee. The Committee shall accept or reject the claim within 30 days of its receipt. If the claim is denied, the Committee shall give the reason for denial in a written notice calculated to be understood by the claimant, referring to the Plan provisions that form the basis of the denial. If any additional information or material is necessary to perfect the claim, the Committee will identify these items and explain why such additional material is necessary. If the Committee neither accepts or rejects the claim within 30 days, the claim shall be deemed denied. Upon the denial of a claim, the claimant may file a written appeal of the denied claim to the Committee within 60 days of the denial. The claimant shall have the opportunity to be represented by counsel and to be heard at a hearing. The claimant shall have the opportunity to review pertinent documents and the opportunity to submit issues and argue against the denial in writing. The decision upon the appeal must be made no later than the later of (a) 60 days after receipt of the request for review, or (b) 30 days after the hearing. The Committee must set a date for such a hearing within 30 days after receipt of the appeal. In no event shall the date of the hearing be set later than 60 days after receipt of the notice. If the appeal is denied, the denial shall be in writing. If an initial claim is denied, and the claimant is ultimately successful, all subsequent reasonable attorney's fees and costs of claimant, including the filing of the appeal with the Committee, and any subsequent litigation, shall be paid by the Employer unless the failure of the Employer to pay is caused by reasons beyond its control, such as insolvency or bankruptcy.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan this 29th day of November, 2006.

CENTURYTEL, INC

By:	/s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice-President and Chief Financial Officer